Exhibit 4.3

THIRTEENTH AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

AT&T MEXICO, LLC

(FORMERLY KNOWN AS AT&T MEXICO, INC.)

A limited liability company duly formed under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, hereinafter “AT&T MEXICO”, with Permanent Establishment in the United Mexican States. Establishment in the terms provided in the Income Tax Law with address at Lago Zurich No. 245, Edificio Presa Falcón, Piso 14, Colonia Ampliación Granada, 11529, México, D.F.

And

AMÉRICA MÓVIL, S.A.B. DE C.V.

A sociedad anónima bursátil de capital variable duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “AMÉRICA MÓVIL”.

This THIRTEENTH AMENDMENT TO MANAGEMENT SERVICES AGREEMENT is made as of December 11, 2012 (the “Amendment”), between AT&T MEXICO and AMÉRICA MÓVIL.

WHEREAS, AT&T MEXICO and AMÉRICA MÓVIL entered into that certain Management Services Agreement dated February 27, 2002 as amended by certain First Amendment to Management Services Agreement dated as of January 1, 2003; that certain Second Amendment to Management Services Agreement dated as of October 29, 2003; that certain Third Amendment to Management Services Agreement dated as January 1, 2004; that certain Fourth Amendment to Management Services Agreement dated as of January 31, 2005; that certain Fifth Amendment to Management Services Agreement dated as of December 31, 2005; that certain Sixth Amendment to Management Services Agreement dated as of February 1, 2007; that certain Seventh Amendment to Management Services Agreement dated as of July 7, 2010; that certain Eighth Amendment to Management Services Agreement dated as of September 23, 2009; that certain Ninth Amendment to Management Services Agreement dated as of November 18, 2009; that certain Tenth Amendment to Management Services Agreement dated as of August 3, 2010; that certain Eleventh Amendment to Management Services Agreement dated as of February 8, 2011; and that certain Twelfth Amendment to Management Services Agreement dated as of July 12, 2012 (as amended, the “MSA”).

WHEREAS, AT&T MEXICO and AMÉRICA MÓVIL desire to amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. In accordance with the terms of Clause FOURTH of the MSA, AMÉRICA MÓVIL shall pay AT&T MEXICO TEN MILLION US DOLLARS (US $10,000,000.00) plus value added tax, for the thirteenth year (2013) of the term of the MSA in compensation for services rendered by AT&T MEXICO thereunder. AMÉRICA MÓVIL shall make this TEN MILLION US DOLLAR (US $10,000,000.00) payment to AT&T MEXICO in twelve monthly installments of EIGHT HUNDRED THIRTY THREE THOUSAND THREE HUNDRED THIRTY THREE US DOLLARS and THIRTY THREE CENTS (US $833,333.33), plus value added tax, through wire transfer of immediately available funds payable in United States Dollars to a bank account designated by AT&T MEXICO (which monthly payments are to commence in January 2013). No later than the end of November 2013, the parties shall begin consultations and use best efforts to agree on compensation to be paid to AT&T MEXICO for the remaining term of the MSA.

SECTION 2. This Amendment and the MSA are hereby confirmed as being in full force and effect.

SECTION 3. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This agreement is entered in Mexico City, D.F. on the date first set forth above.

AT&T MEXICO, LLC	AMÉRICA MÓVIL, S.A.B. DE C.V.

/s/ Jeff McElfresh	/s/ Alejandro Cantú Jiménez
By: Jeff McElfresh	By: Alejandro Cantú Jiménez
President AT&T Mexico, LLC	General Counsel

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